Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Eversource Energy
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

			Newly Registered Securities

Fees to Be Paid	Equity	Common shares, $5.00 par value per share	Other	884,823	N/A	$76,680,000	.0000927	$7,109	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$76,680,000		$7,109
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$7,109

(1) Represents the maximum number of Eversource Energy (“Eversource”) common shares estimated to be issued upon consummation of the transactions pursuant to the merger of Aquarion Merger Company II, LLC, a wholly-owned indirect subsidiary of the registrant (“Merger Sub”), with and into The Torrington Water Company (“TWC”), as described herein, based on the product of: (a) 864,000 shares of TWC common stock issued and outstanding as of April 12, 2022, and (b) an Exchange Ratio of 1.0241, based on an assumed price of $92.84 per Eversource common share on April 12, 2022. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of Eversource securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

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(2) Estimated solely for purposes of calculating the registration fee and calculated pursuant to Rules 457(c) and (f)(1) under the Securities Act. The proposed maximum aggregate offering price of Eversource common shares was calculated based upon the market value of TWC shares (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $88.75, the average of the bid and asked price as of April 12, 2022, which is within 5 business days prior to the date of filing the registration statement, and (b) 864,000 the estimated number of TWC shares issued and outstanding, issuable or reserved and available for issuance as described above.

(3) The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.0000927 multiplied by the proposed maximum offering price.

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